EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference use in the Form 10-KSB for the year ended December 31, 2007, the registration statement (No. 333-148343) filed on Form S-3/A of Vyteris, Inc. as filed on Form S-3 on December 26, 2007, as amended on December 28, 2007 of Vyteris, Inc. of our report dated April 11, 2008 (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) relating to consolidated financial statements, which is included in this Form 10-KSB.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 11, 2008